Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter and Full-Year 2018 Results; Announces Preliminary 2018 Year-End Reserves

HOUSTON--(BUSINESS WIRE)--January 31, 2019--ConocoPhillips (NYSE: COP) today reported fourth-quarter 2018 earnings of $1.9 billion, or $1.61 per share, compared with fourth-quarter 2017 earnings of $1.6 billion, or $1.32 per share. Excluding special items, fourth-quarter 2018 adjusted earnings were $1.3 billion, or $1.13 per share, compared with fourth-quarter 2017 adjusted earnings of $0.5 billion, or $0.45 per share. Special items for the current quarter included a gain from the sale of a partial interest in the United Kingdom Clair Field, deferred tax adjustments and amounts recognized from the PDVSA International Chamber of Commerce (ICC) settlement, partially offset by unrealized losses on Cenovus Energy equity.

Full-year 2018 earnings were $6.3 billion, or $5.32 per share, compared with a full-year 2017 net loss of $0.9 billion, or ($0.70) per share. Excluding special items, full-year 2018 adjusted earnings were $5.3 billion, or $4.54 per share, compared with full-year 2017 adjusted earnings of $0.7 billion, or $0.60 per share.

Full-Year 2018 Summary

  Cash provided by operating activities was $12.9 billion. Excluding working capital, cash from operations (CFO) of $12.3 billion exceeded capital expenditures and investments, generating free cash flow of $5.5 billion.
  Repurchased $3 billion of shares and paid $1.4 billion in dividends funded entirely from free cash flow, representing a return of CFO to shareholders of 35 percent.
  Paid down $4.7 billion of balance sheet debt, achieving $15 billion debt target 18 months ahead of plan.
  Received credit rating upgrades to single “A” from Fitch, Moody’s and S&P.
  Full-year production excluding Libya of 1,242 MBOED; underlying production grew 18 percent on a production per debt-adjusted share basis.
  Increased full-year Lower 48 Big 3 production by 37 percent.
  Achieved first production from Bayu-Undan final development phase, GMT-1, Bohai Phase 3, Aasta Hansteen and Clair Ridge.
  Acquired additional working interest in our legacy assets in Alaska and increased our acreage in the liquids-rich Montney play in Canada and in the early-lifecycle unconventional Louisiana Austin Chalk.
  Executed successful exploration program in Alaska and started drilling in Louisiana Austin Chalk.
  Reached a settlement agreement with PDVSA to fully recover the ICC arbitration award of approximately $2 billion; recognized $430 million toward the settlement.
  Generated disposition proceeds of $1.1 billion from non-core asset sales.
  Announced preliminary year-end proved reserves of 5.3 billion BOE; 147 percent total reserve replacement and 109 percent organic replacement ratio.
  Achieved 12.6 percent return on capital employed.

“I am proud of our organization for safely delivering exceptional results in 2018,” said Ryan Lance, chairman and chief executive officer. “Our accomplishments reflect our clear commitment to a value proposition that is focused on returns and free cash flow generation, and that balances investments with returning cash flow to shareholders through price cycles. This is our formula for offering investors a compelling way to invest in our sector. We look forward to delivering another strong year of performance in 2019.”

Reserves Update

Preliminary 2018 year-end proved reserves are 5.3 billion barrels of oil equivalent (BOE). The total reserve replacement ratio, including a net increase of 0.2 billion BOE from closed acquisitions and dispositions (A&D), is expected to be 147 percent. Increased crude oil reserves accounted for over 90 percent of the total change in reserves.

Excluding A&D impacts, the organic reserve replacement ratio is expected to be 109 percent. Approximately 33 percent of organic reserve additions are from Lower 48 unconventional assets, 29 percent from Alaska and 22 percent from Asia Pacific and Middle East.

Final information related to the company’s 2018 oil and gas reserves, as well as costs incurred, will be provided in ConocoPhillips’ Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission in late February.

Fourth-Quarter Review

Production excluding Libya for the fourth quarter of 2018 was 1,313 MBOED, an increase of 94 MBOED compared with the same period a year ago. The volume impact from A&D was a net benefit of 5 MBOED. Excluding the A&D impact, underlying production grew more than 7 percent. The increase was primarily due to growth from the Big 3 unconventionals, development programs primarily in Europe and Alaska, and production from major project startups. These more than offset normal field decline. Production achieved the high end of guidance largely due to partner-operated production in Lower 48 and resumption of gas exports at the Kebabangan (KBB) Field in Malaysia. Production from Libya was 44 MBOED.

During the quarter, the company achieved first production from three major projects including GMT-1, Aasta Hansteen and Clair Ridge. Additionally, production continued to ramp-up at Bohai Phase 3 and the final development phase at Bayu-Undan was completed. In the Lower 48, production from the company’s high-margin Big 3 unconventionals grew to 335 MBOED. In Alaska, the exploration program resumed and includes testing of the Kuparuk Cairn prospect and appraisal of the Narwhal and Greater Willow areas. The Cairn and Narwhal wells utilize existing pads, minimizing the environmental footprint while testing new resources.

Earnings were higher compared with the fourth quarter of 2017 due to a gain from the sale of a partial interest in the United Kingdom Clair Field and higher realized prices and sales volumes, partially offset by the absence of U.S. tax reform adjustments in 2017 and unrealized losses on Cenovus Energy equity. Adjusted earnings improved compared with fourth-quarter 2017 primarily due to higher realized prices and higher production. The company’s total realized price was $53.00 per BOE, 15 percent higher compared with $46.10 per BOE in the fourth quarter of 2017, largely due to higher crude prices and a higher weighting of crude volumes in the portfolio.

For the quarter, cash provided by operating activities was $3.8 billion. Excluding a $0.6 billion change in operating working capital, ConocoPhillips generated $3.2 billion in CFO. CFO included approximately $0.3 billion from APLNG distributions and $0.1 billion from the PDVSA ICC settlement. In addition, the company generated $0.7 billion in disposition proceeds largely related to customary adjustments from the United Kingdom Clair Field and Alaska Greater Kuparuk Area transactions, as well as from the sale of Barnett and other non-core assets in Lower 48. The company also incurred $1.6 billion in capital expenditures and investments, $0.9 billion for share repurchases and $0.4 billion for dividends.

Full-Year Review

Production excluding Libya for 2018 was 1,242 MBOED, 114 MBOED lower as compared with 1,356 MBOED for 2017. The volume from closed dispositions was approximately 200 MBOED in 2017 and 15 MBOED in 2018. The volume from acquisitions was less than 10 MBOED in 2018. Excluding these impacts, underlying production increased over 5 percent. The increase was primarily due to growth from the Big 3 unconventionals, development programs in Europe and Alaska, and ramp-up of major projects in Asia Pacific. These more than offset normal field decline. Production from Libya was 41 MBOED.

The company’s total realized price during 2018 was $53.88 per BOE, 37 percent higher compared with $39.19 per BOE in 2017. The improvement reflects stronger marker prices, as well as a shift in the portfolio toward a higher mix of crude oil and less of bitumen and natural gas.

In 2018, cash provided by operating activities was $12.9 billion. Excluding a $0.6 billion change in operating working capital, ConocoPhillips generated $12.3 billion in CFO. This exceeded $6.75 billion in capital expenditures and investments, $3.0 billion of repurchased shares and $1.36 billion of dividends by $1.2 billion. Capital expenditures and investments included approximately $0.6 billion for acquisitions, most notably the Alaska Western North Slope bolt-on acquisition for $0.4 billion and acquisition of additional acreage in the Montney in Canada for $0.1 billion. In addition, the company paid $5.0 billion to reduce debt, sold $1.6 billion of short-term investments and generated $1.1 billion from asset dispositions. ConocoPhillips ended the year with cash, cash equivalents and restricted cash totaling $6.2 billion and short-term investments of $0.2 billion, equating to $6.4 billion of ending cash and short-term investments.

Outlook

The company’s 2019 guidance for capital expenditures is $6.1 billion. First-quarter 2019 production is expected to be 1,290 to 1,330 MBOED, reflecting the impacts of a planned turnaround in Qatar of approximately 15 MBOED and government-mandated production curtailment in Canada of approximately 10 MBOED. Production is expected to ramp-up in the second half of the year, with full-year 2019 production guidance unchanged from the previously communicated 1,300 to 1,350 MBOED. Production guidance for 2019 excludes Libya.

Guidance for 2019 production and operating expenses is $5.4 billion, which results in adjusted operating cost guidance of $6.1 billion; corporate segment net expense is $0.9 billion or $1.0 billion adjusted corporate segment net expense; depreciation, depletion and amortization is $6.3 billion; and exploration dry hole and leasehold impairment expense is $0.2 billion.

ConocoPhillips will host a conference call today at 12:00 p.m. EST to discuss this announcement. To listen to the call, as well as view related presentation materials and supplemental information, go to www.conocophillips.com/investor. A balance sheet schedule has been added to page 4 of the supplemental information.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 16 countries, $70 billion of total assets, and approximately 10,800 employees as of Dec. 31, 2018. Production excluding Libya averaged 1,242 MBOED in 2018, and preliminary proved reserves were 5.3 billion BOE as of Dec. 31, 2018. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," “on track,” "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases or technical difficulties in constructing, maintaining, or modifying company facilities; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs relating to crude oil, bitumen, natural gas, LNG, natural gas liquids and any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete our announced dispositions or acquisitions on the timeline currently anticipated, if at all; the possibility that regulatory approvals for our announced dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of our announced dispositions, acquisitions, or our remaining business; business disruptions during or following our announced dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced dispositions in the manner and timeframe we currently anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term "resource" in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, cash from operations (CFO), free cash flow, return on capital employed (ROCE), adjusted operating costs, adjusted corporate segment net expense and dry hole and leasehold impairment expense. Operating costs is defined by the Company as the sum of production and operating expenses, selling, general and administrative expenses, exploration general and administrative expenses, geological and geophysical, lease rentals and other exploration expenses. Adjusted operating costs is defined as the Company’s operating costs further adjusted to exclude expenses that do not directly relate to the Company’s core business operations and are included as adjustments to arrive at adjusted earnings to the extent those adjustments impact operating costs. Adjusted corporate segment net expense is defined as corporate and other segment earnings adjusted for special items. Dry hole and leasehold impairment expense are components of and reported within exploration expenses.

The Company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per share basis), operating costs, adjusted operating costs and adjusted corporate segment net expense, are useful to investors to help facilitate comparisons of the Company’s operating performance and controllable costs associated with the Company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies. The Company further believes that the non-GAAP measure adjusted operating costs provides a more indicative measure of the Company’s underlying, controllable costs of operations by excluding other items that do not directly relate to the Company’s core business operations. The company further believes that the non-GAAP measure CFO is useful to investors to help understand changes in cash provided by operating activities excluding the impact of working capital changes across periods on a consistent basis and with the performance of peer companies. The company also believes that free cash flow is useful to investors as it provides a measure to compare CFO after deduction of capital expenditures and investments across periods on a consistent basis. The company believes that ROCE is a good indicator of long-term company and management performance. ROCE is a measure of the profitability of ConocoPhillips' capital employed in its business. ConocoPhillips calculates ROCE as a ratio, the numerator of which is net income adjusted for special non-reoccurring items, plus after-tax interest expense, and the denominator of which is average total equity plus total debt. The Company believes that the above-mentioned non-GAAP measures, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company’s business and performance. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – The release also contains the terms underlying production, production per debt-adjusted share, reserve replacement and organic reserve replacement. Underlying production excludes Libya and closed dispositions and acquisitions. Production per debt-adjusted share is calculated on an underlying production basis using ending period debt divided by ending share price plus ending shares outstanding. The company believes that underlying production is useful to investors to compare production excluding Libya and the full impact of closed dispositions and acquisitions on a consistent go-forward basis across periods and with peer companies. The company believes that production per debt-adjusted share is useful to investors as it provides a consistent view of production on a total equity basis by converting debt to equity and allows for comparisons across peer companies. Reserve replacement is defined by the Company as a ratio representing the change in proved reserves, net of production, divided by current year production. Organic reserve replacement is defined by the Company as a ratio representing the change in proved reserves, net of production and excluding acquisitions and dispositions, divided by current year production. The Company believes that reserve replacement and organic reserve replacement are useful to investors to help understand how changes in proved reserves, net of production, compare with the Company’s current year production, inclusive and exclusive of acquisitions and dispositions, respectively.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	4Q18				4Q17				2018 FY				2017 FY
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$ 1,868	1.61			1,579	1.32			6,257	5.32			(855)	(0.70)
Adjustments:
Premiums on early debt retirement	-	-	-	-	17	(4)	13	0.01	208	(13)	195	0.17	302	(64)	238	0.19
Unrealized (gain) loss on CVE equity	618	(26)	592	0.51	-	-	-	-	423	2	425	0.36	-	-	-	-
Pending claims and settlements	(85)	(8)	(93)	(0.08)	(337)	-	(337)	(0.28)	(506)	64	(442)	(0.38)	(330)	(90)	(420)	(0.34)
Impairments	(52)	21	(31)	(0.03)	89	(26)	63	0.05	(52)	30	(22)	(0.02)	6,600	(1,507)	5,093	4.17
Pension settlement expense	35	(7)	28	0.02	14	(4)	10	0.01	196	(36)	160	0.14	130	(38)	92	0.08
Restructuring	3	(1)	2	-	(1)	-	(1)	0.00	40	(9)	31	0.03	43	(15)	28	0.02
Net (gain) loss on asset sales	(851)	(29)	(880)	(0.75)	-	-	-	-	(1,002)	10	(992)	(0.84)	(2,086)	(441)	(2,527)	(2.07)
Recognition of deferred licensing revenue	-	-	-	-	-	-	-	-	(104)	-	(104)	(0.09)	-	-	-	-
Deferred tax adjustment	-	(177)	(177)	(0.15)	-	65	65	0.05	-	(177)	(177)	(0.15)	-	28	28	0.02
U.S. Tax Reform	-	-	-	-	-	(852)	(852)	(0.71)	-	-	-		-	(852)	(852)	(0.70)
Nova Scotia deepwater exploration exit	-	-	-	-	-	-	-	-	-	-	-	-	-	(114)	(114)	(0.09)
Rig termination	-	-	-	-	-	-	-	-	-	-	-	-	43	(15)	28	0.02
Adjusted earnings / (loss)			$ 1,309	1.13			540	0.45			5,331	4.54			739	0.60

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Table 2: Reconciliation of net cash provided by operating activities to free cash flow
$ Millions, Except as Indicated

Net Cash Provided by Operating Activities	12,934

Adjustments:
Net operating working capital changes	635
Cash from operations	12,299

Capital expenditures and investments	(6,750)
Free Cash Flow	5,549

ConocoPhillips
Table 3: Return on capital employed (ROCE)
$ Millions, Except as Indicated

Numerator
Net Income Attributable to ConocoPhillips	6,257
Adjustment to exclude special items	(926)
Net income attributable to noncontrolling interests	48
After-tax interest expense	594
ROCE Earnings	5,973

Denominator
Average total equity ¹	31,363
Average total debt ²	16,088
Average capital employed	47,451

ROCE (percent)	12.6%

[1]Average total equity is the average of beginning total equity and ending total equity by quarter
[2]Average total debt is the average of beginning long-term debt and short-term debt and ending long-term debt and short-term debt by quarter

ConocoPhillips
Table 4: Reconciliation of preliminary year-end reserves to replacement from additions
MMBOE, Except as Indicated

End of 2017	5,038
End of 2018	5,263
Change in reserves	225

Production[1]	483
Change in reserves excluding production[1]	708
Total reserve replacement ratio	147%

Production[1]	483
Purchases[2]	290
Sales[2]	(108)
Changes in reserves excluding production[1], purchases[2] and sales[2]	526
Organic reserve replacement ratio	109%

[1]2018 production includes fuel gas and Libya
[2]2018 purchases refers to acquisitions and sales refers to dispositions

ConocoPhillips
Table 5: Reconciliation of production and operating expenses to adjusted operating costs
$ Millions, Except as Indicated

	FY 2018	FY 2019 Guidance

Production and operating expenses	5,213	5,350
Adjustments:
Selling, general and administrative (G&A) expenses	401	450
Exploration G&A, G&G and lease rentals	274	300
Operating costs	5,888	6,100

Adjustments to exclude special items
Less restructuring	(37)	-
Less pending claims and settlements	(41)	-
Adjusted operating costs	5,810	~6,100

ConocoPhillips
Table 6: Reconciliation of adjusted corporate segment net expense
$ Millions, Except as Indicated

	FY 2018	FY 2019 Guidance

Corporate and Other earnings	(1,667)	(900)

Adjustments to exclude special items:
Less unrealized loss (gain) on CVE equity	423	-
Less pension settlement expense	196	-
Less premiums on early debt retirement	208	-
Less pending claims and settlements	(16)	-
Less licensing revenue	(104)	~(100)
Less restructuring	17	-
Less tax on special items	(43)	-
Adjusted corporate segment net expense	(986)	~(1,000)

ConocoPhillips
Table 7: Reconciliation of dry hole and leasehold impairment
$ Millions, Except as Indicated

	FY 2018	FY 2019 Guidance

Dry holes	39	150
Leasehold impairment	56	50
Dry hole and leasehold impairment	95	200

Adjustment to exclude special items:
Less impairments	-	-
Adjusted dry hole and leasehold impairment	95	~200

CONTACT:
Daren Beaudo (media)
281-293-2073
daren.beaudo@conocophillips.com

Mark Keener (investors)
281-293-5000
mark.a.keener@conocophillips.com